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                                                                   EXHIBIT 14(a)

                    MERRILL LYNCH SELECT PRICING/SM/ SYSTEM

         PLAN PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT

        The mutual funds participating in the Merrill Lynch Select Pricing/SM/ System (individually a "Fund" and, collectively, the "Funds") offer Class A Shares, Class B Shares, Class C Shares and Class D Shares as follows:

Account Maintenance and Distribution Fees
-----------------------------------------

        Class B Shares, Class C Shares and Class D Shares bear the expenses of the ongoing account maintenance fees applicable to the particular Class. Class B Shares and Class C Shares bear the expenses of the ongoing distribution fees applicable to the particular Class. Specific shareholders within a Class may be subject to initial or contingent deferred sales charges as set forth in each Fund's current prospectus and statement of additional information (together, the "prospectus").

Transfer Agency Expenses
------------------------

        Each Class shall bear any incremental transfer agency cost applicable to the particular Class.

Voting Rights
-------------

        Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance fees or ongoing distribution fees, as may be applicable. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Dividends
---------

        Dividends paid on each Class will be calculated in the same manner at the same time and will differ only to the extent that any account maintenance fee, any distribution fee and any incremental transfer agency cost relates to a particular Class.

Conversion Features
-------------------

        Holders of Class B Shares will have such conversion features to Class D Shares as set forth in each Fund's current prospectus. Conversion features may vary among holders of Class B Shares.
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Exchange Privileges
-------------------

        Holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares shall have such exchange privileges as set forth in each Fund's current prospectus. Exchange privileges may vary among Classes and among holders of a Class.

Other Rights and Obligations
--------------------------

        Except as otherwise described above, in all respects, each Class shall have the same rights and obligations as each other Class.



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